Exhibit 23.1

Stan J.H. Lee, CPA
2160 North Central Rd. Suite 209 Fort Lee NJ 07024
P.O. Box 436402 San Diego CA 92143-6402
619-623-7799 Fax 619-564-3408 E-mail: stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-effective  Form S-1 Amendment No 3 , of our report dated May 31, 2013 , relating to the audited financial statements of Ion-3 Corporation  as of December 31, 2012  and for the period from January 31, 2012 (inception) to December 31, 2012 and to the reference to our Firm under the heading "Experts" in the Prospectus.

/s/ Stan J.H. Lee. CPA

Stan  J.H. Lee, CPA
July 14, 2013
Fort Lee, New Jersey